Exhibit 99.1

Richard Wu to Present the VLOV Spring/Summer Collection for the Second Consecutive Year at Mercedes-Benz Fashion Week in New York City

XIAMEN, China, July 26, 2012 /PRNewswire-Asia/ -- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), VLOV, Inc., which designs, sources, markets and distributes VLOV-brand casual, fashion-forward apparel for men in the People's Republic of China, today announced that the Company will be showing VLOV’s 2013 Spring/Summer collection at the Mercedes-Benz Fashion Week in New York City.

Mr. Richard Wu, VLOV’s CEO and Chief Designer, stated, “After the brand exposure and recognition within China that we received from participating at the Mercedes-Benz New York Fashion Week last fall, we want to thank the China Fashion Designer’s Association for recommending VLOV for the second consecutive year to participate at the 2013 Mercedes-Benz Fashion Week in New York City.”

Mr. Wu continued, “Due to the high level of interest that we received since being at fashion week last year, we are in the early stages of exploring opportunities of bringing VLOV apparel outside of mainland China. We do not anticipate that this will happen immediately, rather the entrance into other markets will take time so that the introduction further enhances our brand.”

Mr. Wu has been recognized as a Top Ten Designer twice at the Mercedes-Benz China Fashion Week in 2010 and 2011 for VLOV’s Spring/Summer collections.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources, markets and distributes VLOV brand fashion-forward apparel for men ages 20 to 45 throughout China. As of June 30, 2012, VLOV products were sold by its distributors at 414 points of sale across northern, central and southern China, as well as at 18 stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, CFO
VLOV, Inc.
Tel: +1-310-622-4515
Email: bennet@vlov.net